Exhibit 99.1

Press Release October 18, 2017

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2017 Results

FORT WAYNE, INDIANA, October 18, 2017 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2017 financial results.  The company reported third quarter 2017 net sales of $2.4 billion and net income of $153 million, or $0.64 per diluted share, which includes debt refinancing and repayment charges of $0.02 per diluted share.  Excluding these items, the company’s third quarter 2017 adjusted net income was $158 million, or $0.66 per diluted share.

Comparatively, prior year third quarter net sales were $2.1 billion, with net income of $157 million, or $0.64 per diluted share, which includes a litigation settlement charge of approximately $5 million (pretax).  Excluding this item, prior year third quarter adjusted net income was $160 million, or $0.65 per diluted share.  Sequential second quarter 2017 net sales were $2.4 billion, with net income of $154 million, or $0.63 per diluted share.

“The team delivered a solid performance for the third quarter 2017 despite the continued high levels of steel imports,” said Mark D. Millett, President and Chief Executive Officer. “Our third quarter 2017 income from operations was $271 million, a sequential increase of $6 million, and trailing twelve month adjusted EBITDA remained strong at $1.4 billion.

“Elevated levels of steel imports persisted during the quarter, hindering the ability for domestic steel prices to keep pace with raw material costs.  Despite reported low levels of steel service center inventory, we believe steel traders built inventory at the ports ahead of potential domestic trade actions, which resulted in an overhang position for flat roll steel during recent months.  This oversupply resulted in periods of weaker customer orders.  The increase in our sequential earnings was principally the result of improved engineered bar, structural and merchant steel shipments.  Underlying demand from the construction sector appeared to remain strong, and the energy sector was stable.  Conversely, demand from the domestic automotive sector softened, but our steel operations continue to gain market share somewhat mitigating the impact.

“Third quarter 2017 operating income from our metals recycling platform aligned with the strong first half 2017 performance, derived from steady shipments and ferrous metal spread expansion as increased scrap exports supported higher average quarterly selling values. Earnings from our fabrication operations also improved in the quarter.  The fabrication group achieved another quarter of record shipments, and maintains a strong order backlog.  We believe this is a solid indicator that the non-residential construction market is continuing a positive growth profile,” concluded Millett.

Additional Third Quarter 2017 Comments

Third quarter 2017 operating income for the company’s steel operations increased two percent, or $6 million, to $280 million sequentially, based on higher shipments from our long products divisions outpacing metal spread compression.  The third quarter 2017 average external selling price for the company’s steel operations decreased $1 to $778 per ton.  The average ferrous scrap cost per ton melted increased $2 to $305 per ton.

Third quarter 2017 operating income attributable to the company’s flat roll products decreased three percent when compared to the sequential second quarter, based on slightly lower shipments and metal spread compression, as average scrap costs increased more than average selling values.  Operating income from long products increased 34 percent as a result of a six percent increase in shipments, notably for engineered bar, structural and merchant steel products.  However, structural and merchant steel volumes still remain under pressure from excess domestic production capability, coupled with elevated import levels.  The company’s steel production utilization rate was 92 percent in the third quarter 2017, compared to 91 percent in the sequential second quarter and compared to the estimated third quarter domestic industry utilization rate of 75 percent.

Third quarter 2017 operating income from the company’s metals recycling operations was $21 million, compared to $20 million in the sequential second quarter, as a result of improved average quarterly ferrous sales price and somewhat steady shipments.

The company’s fabrication operations recorded third quarter 2017 operating income of $22 million, compared to sequential second quarter results of $20 million.  The platform achieved a third consecutive quarter of record shipments and average product pricing remained steady.

During the third quarter 2017, the company issued $350 million of new 4.125% senior notes due 2025 to repay $350 million of its existing 6.375% senior notes due 2022.  At September 30, 2017, the company had repaid $183 million of the existing senior notes, and repaid the remaining amount of $167 million on October 13, 2017.  After giving effect to the October repayment, total debt of $2.4 billion remained consistent with the sequential second quarter and liquidity remained strong at $2.1 billion, with $935 million in cash and $1.2 billion of available funding under the revolving credit facility. These transactions extended the company’s overall debt maturity profile, and will provide an estimated annual interest savings of approximately $8 million.

Year-to-Date September 30, 2017 Comparison

For the nine months ended September 30, 2017, net income was $508 million, or $2.09 per diluted share, on net sales of $7.2 billion, as compared to net income of $362 million, or $1.48 per diluted share, on net sales of $5.9 billion for the same period in 2016.  Year-to-date 2017 net sales increased 23 percent.  Although all platforms experienced increased revenues, the overall improvement was driven by higher average steel product pricing and shipments.  Year-to-date 2017 operating income increased $199 million, or 30 percent, to $871 million, based on improved earnings of $183 million from the company’s steel operations and $32 million from its metals recycling platform. The average year-to-date selling price for the company’s steel operations increased $116 to $767 per ton.  The average year-to-date ferrous scrap cost per ton melted increased $71 to $291 per ton.  Additionally, the metals recycling operations continued to optimize administrative and operating costs, more than doubling operating income year-to-date 2017 compared to the same period in the prior year.

During the nine months ended September 30, 2017, the company generated strong cash flow from operations of $548 million and repurchased $237 million of its common stock.

Outlook

“Despite a somewhat noisy market environment related to continued high levels of steel imports, we remain optimistic that macroeconomic and market conditions are in place to benefit domestic steel consumption in 2018,” said Millett.  “Although U.S. automotive production has peaked, we believe North American automotive steel consumption will be steady, and that there will be continued additional growth in the energy and construction sectors, especially for larger, public sector infrastructure projects.

“We continue to reinvest in our existing facilities through equipment upgrades and further product diversification.  During the fourth quarter 2017, we plan to complete a $29 million replacement and upgrade of two ladle furnace cranes at our Butler Flat Roll Division, including a facility expansion to improve logistics.  We also plan to complete a $10 million upgrade of the hot strip mill at our Columbus Flat Roll Division, further diversifying our value-added flat roll steel product capabilities.  The planned upgrades require longer than typical outages, which will result in higher costs and lower shipments, reducing potential fourth quarter 2017 pretax earnings by an estimated $25 million.

“Our financial position continues to strengthen through strong cash flow generation and the execution of our long-term strategy. We are well-positioned for growth, and remain focused on delivering shareholder value through organic and strategic growth opportunities,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2017 operating and financial results on Thursday, October 19, 2017, at 10:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on October 24, 2017.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2017	2016	2017	2016	June 30, 2017

Net sales	$2,443,382	$2,101,310	$7,202,318	$5,866,513	$2,390,720
Costs of goods sold	2,046,864	1,692,807	5,941,128	4,841,591	1,998,202
Gross profit	396,518	408,503	1,261,190	1,024,922	392,518

Selling, general and administrative expenses	97,056	95,185	298,422	279,899	98,433
Profit sharing	21,175	22,255	69,714	51,722	21,308
Amortization of intangible assets	7,272	7,208	22,120	21,359	7,424
Operating income	271,015	283,855	870,934	671,942	265,353

Interest expense, net of capitalized interest	34,177	36,199	102,019	109,888	33,869
Other expense (income), net	2,526	4,351	(4,968)	741	(3,835)
Income before income taxes	234,312	243,305	773,883	561,313	235,319

Income tax expense	83,300	88,892	271,258	205,139	82,372
Net income	151,012	154,413	502,625	356,174	152,947
Net loss attributable to noncontrolling interests	2,246	2,984	5,383	5,929	986
Net income attributable to Steel Dynamics, Inc.	$153,258	$157,397	$508,008	$362,103	$153,933

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.64	$0.65	$2.11	$1.49	$0.64

Weighted average common shares outstanding	239,066	243,761	241,117	243,539	241,343

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.64	$0.64	$2.09	$1.48	$0.63

Weighted average common shares and share equivalents outstanding	240,880	245,682	242,816	245,227	243,021

Dividends declared per share	$0.155	$0.1400	$0.465	$0.4200	$0.155

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,101,964	$841,483
Accounts receivable, net	923,017	729,784
Inventories	1,487,516	1,275,211
Other current assets	59,648	83,197
Total current assets	3,572,145	2,929,675

Property, plant and equipment, net	2,708,777	2,787,215

Restricted cash	17,092	18,060

Intangible assets, net	263,357	283,977

Goodwill	388,518	393,351

Other assets	10,848	11,454
Total assets	$6,960,737	$6,423,732
Liabilities and Equity
Current liabilities
Accounts payable	$528,683	$395,196
Income taxes payable	5,596	5,593
Accrued expenses	349,589	308,394
Current maturities of long-term debt	182,661	3,632
Total current liabilities	1,066,529	712,815

Long-term debt	2,351,483	2,353,194

Deferred income taxes	461,399	448,375

Other liabilities	20,305	20,649
Total liabilities	3,899,716	3,535,033

Commitments and contingencies

Redeemable noncontrolling interests	111,240	111,240

Equity
Common stock	641	641
Treasury stock, at cost	(650,210)	(416,829)
Additional paid-in capital	1,147,463	1,132,749
Retained earnings	2,606,831	2,210,459
Total Steel Dynamics, Inc. equity	3,104,725	2,927,020
Noncontrolling interests	(154,944)	(149,561)
Total equity	2,949,781	2,777,459
Total liabilities and equity	$6,960,737	$6,423,732

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Operating activities:
Net income	$151,012	$154,413	$502,625	$356,174

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,210	74,190	224,068	222,970
Equity-based compensation	6,875	5,946	24,558	23,716
Deferred income taxes	3,284	18,478	17,849	53,879
Other adjustments	8,202	161	8,055	1,376
Changes in certain assets and liabilities:
Accounts receivable	(36,123)	29,384	(193,233)	(149,810)
Inventories	(67,285)	(76,013)	(211,726)	(102,339)
Other assets	(9,234)	694	(1,703)	11,855
Accounts payable	44,887	(49,171)	133,251	117,220
Income taxes receivable/payable	(12,929)	(7,421)	5,803	40,960
Accrued expenses	62,249	45,701	38,058	69,361
Net cash provided by operating activities	226,148	196,362	547,605	645,362

Investing activities:
Purchases of property, plant and equipment	(42,795)	(59,774)	(127,746)	(123,168)
Acquisition of businesses, net of cash acquired	(5,518)	(109,065)	(5,518)	(109,065)
Other investing activities	1,081	1,507	30,386	5,767
Net cash used in investing activities	(47,232)	(167,332)	(102,878)	(226,466)

Financing activities:
Issuance of current and long-term debt	450,215	12,911	501,448	97,018
Repayment of current and long-term debt	(294,913)	(9,999)	(331,339)	(95,253)
Dividends paid	(37,180)	(34,124)	(108,837)	(101,639)
Purchase of treasury stock	(99,085)	—	(237,154)	—
Other financing activities	(4,832)	1,005	(8,364)	5,435
Net cash provided by (used in) financing activities	14,205	(30,207)	(184,246)	(94,439)

Increase (decrease) in cash and equivalents	193,121	(1,177)	260,481	324,457
Cash and equivalents at beginning of period	908,843	1,052,666	841,483	727,032
Cash and equivalents at end of period	$1,101,964	$1,051,489	$1,101,964	$1,051,489

Supplemental disclosure information:
Cash paid for interest	$13,530	$26,225	$80,155	$97,605
Cash paid for income taxes, net	$93,123	$75,860	$246,793	$104,124

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Third Quarter		Year to Date
	2017	2016	2017	2016	1Q 2017	2Q 2017
External Net Sales
Steel	$1,782,805	$1,557,502	$5,262,380	$4,241,382	$1,721,333	$1,758,242
Fabrication	211,305	177,429	603,267	528,026	194,096	197,866
Metals Recycling	348,215	306,092	1,055,580	886,559	363,836	343,529
Other	101,057	60,287	281,091	210,546	88,951	91,083
Consolidated	$2,443,382	$2,101,310	$7,202,318	$5,866,513	$2,368,216	$2,390,720

Operating Income
Steel	$280,285	$311,127	$906,526	$723,348	$352,423	$273,818
Fabrication	21,903	17,814	65,858	73,401	23,767	20,188
Metals Recycling	21,118	9,747	62,447	30,793	21,341	19,988
Operations	323,306	338,688	1,034,831	827,542	397,531	313,994

Non-cash Amortization of Intangible Assets	(7,272)	(7,208)	(22,120)	(21,359)	(7,424)	(7,424)
Profit Sharing Expense	(21,175)	(22,255)	(69,714)	(51,722)	(27,231)	(21,308)
Non-segment Operations	(23,844)	(25,370)	(72,063)	(82,519)	(28,310)	(19,909)
Consolidated Operating Income	$271,015	$283,855	$870,934	$671,942	$334,566	265,353

Adjusted EBITDA
Earnings Before Taxes	$234,312	$243,305	$773,883	$561,313	$304,252	$235,319
Net Interest Expense	31,298	34,867	95,260	106,396	32,333	31,629
Depreciation	66,574	65,473	197,857	197,082	66,269	65,014
Amortization of Intangible Assets	7,272	7,208	22,120	21,359	7,424	7,424
Non-controlling Interest	2,246	2,984	5,383	5,929	2,152	985
EBITDA	341,702	353,837	1,094,503	892,079	412,430	340,371
Non-cash Adjustments
Unrealized Hedging (Gain) Loss	(2,724)	(880)	(2,637)	627	(637)	724
Inventory Valuation	236	405	2,757	832	162	2,359
Equity-based Compensation	6,875	5,895	22,924	20,161	9,074	6,975
Financing Expenses	1,393	—	1,393	—	—	—
Adjusted EBITDA	$347,482	$359,257	$1,118,940	$913,699	$421,029	$350,429

Other Operating Information
Steel
Average External Sales Price (Per ton)	$778	$740	$767	$651	$743	$779
Average Ferrous Cost (Per ton melted)	$305	$251	$291	$220	$264	$303

Flat Roll Shipments	1,733,006	1,620,794	5,206,364	5,065,932	1,735,954	1,737,404
Long Product Shipments
Structural and Rail Division	337,985	330,694	999,961	980,286	350,555	311,421
Engineered Bar Products Division	192,448	110,633	565,375	358,426	192,140	180,787
Roanoke Bar Division	120,652	119,555	362,752	384,801	125,869	116,231
Steel of West Virginia	74,901	75,080	228,184	235,882	77,229	76,054
Total Shipments (Tons)	2,458,992	2,256,756	7,362,636	7,025,327	2,481,747	2,421,897

External Shipments (Tons)	2,279,229	2,104,219	6,830,878	6,517,253	2,305,080	2,246,569

Steel Production (Tons)	2,536,990	2,341,659	7,557,231	7,266,265	2,544,082	2,476,159

Metals Recycling
Total Nonferrous Shipments (000’s of pounds)	261,716	280,107	815,763	828,715	283,603	270,444
Total Ferrous Shipments (Gross tons)	1,219,582	1,243,277	3,780,958	3,894,755	1,338,599	1,222,777
External Ferrous Shipments (Gross tons)	462,683	468,498	1,414,603	1,511,532	485,414	466,506

Fabrication
Average External Sales Price (Per ton)	$1,317	$1,253	$1,306	$1,232	$1,291	$1,311
Total Shipments (Tons)	160,482	142,585	461,936	430,539	150,402	151,052